Exhibit 99.1

BMC Stock Holdings, Inc. Names David E. Flitman

President and Chief Executive Officer

New CEO Brings Over 30 Years of Experience and Strong Record of Execution Leading Distribution Businesses

Raleigh, NC – August 28, 2018 - BMC Stock Holdings, Inc. (Nasdaq: BMCH) (“BMC” or the “Company”), one of the leading providers of diversified building products, services and innovative building solutions in the U.S. residential construction market, today announced that David E. Flitman, 54, has been appointed President and Chief Executive Officer (“CEO”) of the Company. The Company expects that Mr. Flitman’s service will commence no later than October 1, 2018. He will also join the Company’s Board of Directors at that time. Mr. Flitman succeeds Dave Keltner who has served as Interim President and Chief Executive Officer since January 2018 and who will continue to serve as a Director.

Mr. Flitman is a proven executive with over three decades of experience and a strong track record of execution in leading distribution businesses across multiple industries, including Performance Food Group, Univar and Ecolab. Mr. Flitman most recently served as President and Chief Executive Officer of Performance Foodservice, the largest segment of Performance Food Group, a leader in the foodservice distribution industry known for delivering world-class innovative products and value-added services. Under his leadership, Performance Foodservice, which sells and delivers more than 125,000 food and food-related products to over 85,000 customer locations, generated net sales of $10.4 billion in fiscal 2018. Mr. Flitman has overseen Performance Foodservice’s strong growth trajectory which has included acquiring and successfully integrating several companies since Performance Food Group went public nearly 3 years ago. Earlier in his career, Mr. Flitman spent 3 years at Allegheny Power and nearly 20 years at DuPont.

“We are pleased to welcome a leader of Dave Flitman’s caliber to the BMC team,” said David Bullock, Chairman of the Board of Directors of BMC. “Dave brings a wealth of knowledge and experience critical to BMC’s growth, operational excellence and customer service goals. His extensive manufacturing and distribution expertise, track record of execution in growing businesses and keen understanding of the importance of providing value-added products and services to customers make him the ideal person for this role. We are confident that Dave will apply his skill set and expertise to drive compelling growth and value creation at BMC.”

Bullock continued, “I’d also like to take this opportunity to thank Dave Keltner for stepping in as Interim President and CEO this year. Under his direction, BMC has reported significantly improved financial results versus the prior year and continued to strengthen its position in the marketplace.”

“I am honored to be named President and CEO of BMC at such an exciting time,” said Mr. Flitman. “BMC is on the leading edge of development and innovation in this industry, providing builders and remodeling contractors with the tools and solutions needed to address a very challenging labor environment, reduce cycle times, save money and reduce waste. Given the Company’s strengths, I believe that we have a tremendous opportunity to build upon that foundation to continue to grow and succeed as we focus on delivering superior service to our customers. I look forward to working with the BMC Board, management team and associates to drive enhanced value for our stakeholders.”

About David Flitman

Mr. Flitman has extensive executive leadership experience across global and national distribution businesses. Prior to leading Performance Foodservice, where he most recently also led the Customized Distribution segment (targeting national chains) and Operations for Performance Food Group, Mr. Flitman served as Chief Operating Officer of Univar, a leading global distributor of industrial and specialty chemicals. He previously served as Executive Vice President, President of Univar USA and Chief Supply Chain Officer. In these roles, Mr. Flitman oversaw a $6 billion P&L. Before joining Univar, Mr. Flitman was Executive Vice President and President of Water & Process Services at Ecolab and held several executive leadership roles at Nalco. Previously, Mr. Flitman served as President of Allegheny Power and Vice President, Distribution at its parent company, Allegheny Energy.

Earlier in his career, Mr. Flitman spent nearly 20 years at DuPont in operational, commercial and global business leadership positions, including engineering, manufacturing, sales and marketing.

Mr. Flitman is a member of the Board of Directors at Veritiv Corporation and holds a bachelor’s degree in chemical engineering from Purdue University.

Corporate Headquarters

BMC will relocate its headquarters and the office of the Chief Executive Officer to the Company’s existing offices in Raleigh, NC effective September 30, 2018.

About BMC Stock Holdings, Inc.

With $3.4 billion in 2017 net sales, BMC is one of the leading providers of diversified building products and services to builders, contractors and professional remodelers in the U.S. residential housing market. The Company’s comprehensive portfolio of products and solutions spans building materials, including millwork and structural component manufacturing capabilities, consultative showrooms and design centers, value-added installation management services and an innovative eBusiness platform. BMC serves 45 metropolitan areas across 19 states, principally in the fast-growing South and West regions.

Investor Relations Contact

BMC Stock Holdings, Inc.

Carey Phelps

(678) 222-1228